Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2021 Financial Results

Demonstrated Growth in Core Lending Products in the Third Quarter of 2021 over the Same Period in 2020 and 2019

Reconfirms Full Year 2021 Earnings Guidance

Boca Raton, Fla., Nov. 08, 2021 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and nine months ended September 30, 2021.

Third Quarter 2021 Financial Highlights

•Total investment income of $12.4 million for the three months ended September 30, 2021; a decrease of 16.7% compared to total investment income of $14.9 million for the three months ended September 30, 2020.
•Net investment income/(loss) of $(6.7) million, or $(0.30) per share, for the three months ended September 30, 2021; a decrease of $(0.38) per share compared to net investment income of $1.7 million, or $0.08 per share, for the three months ended September 30, 2020.
•Adjusted net investment income (“ANII”)1 of $12.6 million, or $0.56 per share, for the three months ended September 30, 2021; an increase of 1300.0%, on a per share basis, compared to ANII of $0.9 million, or $0.04 per share, for the three months ended September 30, 2020.
•Debt-to-equity ratio of 1.37x at September 30, 2021; proforma debt-to-equity ratio was 1.24x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to September 30, 2021, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 11.7% to $712.5 million at September 30, 2021, from $637.6 million at September 30, 2020.
•Net asset value (“NAV”) of $366.0 million, or $16.23 per share, at September 30, 2021; an increase of 5.0%, on a per share basis, compared to NAV of $15.45 per share at December 31, 2020.
•On August 2, 2021, the Company announced that it entered into an agreement to acquire National Bank of New York City (“NBNYC”), a nationally chartered bank, subject to certain regulatory and shareholder approvals.

Exhibit 99.1
Nine Months Ended September 30, 2021 Financial Highlights

•Total investment income of $83.7 million for the nine months ended September 30, 2021; an increase of 8.1% over total investment income of $77.4 million for the nine months ended September 30, 2020.
•Net investment income of $24.0 million, or $1.07 per share, for the nine months ended September 30, 2021, which represents a 28.2% decrease, on a per share basis, compared to net investment income of $31.1 million, or $1.49 per share, for the nine months ended September 30, 2020.
•ANII of $63.1 million, or $2.81 per share, for the nine months ended September 30, 2021; an increase of 74.5%, on a per share basis, compared to ANII of $33.8 million, or $1.61 per share, for the nine months ended September 30, 2020.

2021 Dividend Payments & 2022 Forecast

•On October 20, 2021, the Company's board of directors declared a fourth quarter 2021 cash dividend of $1.05 per share payable on December 30, 2021 to shareholders of record as of December 20, 2021.
•The payment of the fourth quarter 2021 dividend would represent a 123.4% increase over the fourth quarter 2020 dividend of $0.47 per share.
•With the payment of the fourth quarter 2021 dividend, the Company will have paid $3.15 per share in dividends in 2021, which would represent a 53.7% increase over dividends paid in 2020.
•The Company forecasts a first quarter 2022 dividend of $0.652 per share.
•On September 30, 2021, the Company paid a third quarter 2021 cash dividend of $0.90 per share to shareholders of record as of September 20, 2021, which represented a 55.2% increase over the third quarter 2020 dividend of $0.58 per share.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $163.9 million of SBA 7(a) loans during the three months ended September 30, 2021, a 1160.8% increase over the $13.0 million of SBA 7(a) loans funded for the three months ended September 30, 2020, and an increase of 43.4% over the $114.3 million of SBA 7(a) loans for the three months ended September 30, 2019.
•NSBF funded $362.6 million of SBA 7(a) loans during the nine months ended September 30, 2021, an increase of 336.3% over $83.1 million of SBA 7(a) loans funded for the nine months ended September 30, 2020, and an increase of 8.3% over $334.7 million of SBA 7(a) loans during the nine months ended September 30, 2019.
•NSBF increased the lower end of its full year 2021 SBA 7(a) loan funding forecast range, and updated the forecast range to between $560 million to $600 million.
•Newtek Business Lending ("NBL"), the Company's wholly owned portfolio company, funded and/or closed $100.1 million SBA 504 loans during the nine months ended September 30, 2021, compared to $21.8 million SBA 504 loans during the nine months ended September 30, 2020.
•NBL forecasts closing and/or funding approximately $125 million to $150 million SBA 504 loans for the full year 2021, which would represent an increase over $87.2 million of closed and/or funded SBA 504 loans in 2020, which would represent an 57.7% increase over the midpoint of the 2021 forecasted range.
•NSBF funded a total of $1.9 billion PPP loans from 2020 through the nine months ended September 30, 2021.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely pleased to report our third quarter 2021 financial results. We believe we are emerging from the pandemic with momentum from our core lending operations due to technological efficiencies in lending and a robust pipeline of opportunities brought to us by our NewTracker(R) referral system. We are encouraged by the upward trajectory of our business model, and we look forward to further progress in upcoming quarters. We want to note that we do not believe that the year-over-year comparisons of loan origination volumes of 2021 to 2020 are as meaningful due to the pandemic effects on our lending platforms in 2020. As a result, we are providing the loan origination comparisons between 2021 and 2019, which was a pandemic-free business environment, and which we feel

Exhibit 99.1
provides a more meaningful depiction of the growth of our core lending platform during this period. During tomorrow's conference call we will discuss the growth in our SBA 7(a) lending pipeline, third quarter 2021 SBA 7(a) loan fundings, and loans approved pending closing in the month of October 2021, as well as fourth quarter 2021 projected loan fundings. In addition, we plan to discuss our ability to project growth and higher-trending results in 2022. Our conference call presentation will be available this afternoon in advance of our call and can be found through the following link Newtek Third Quarter 2021 Earnings Presentation. We recently declared our fourth quarter 2021 dividend of $1.05 per share payable on December 30, 2021. With the payment of the fourth quarter 2021 dividend, the Company will have paid $3.15 per share in dividends in 2021, which would represent a 53.7% increase over dividends paid in 2020. Additionally, we are reconfirming our forecasted 2021 full year 2021 NII of $0.80 per share and ANII of $3.40 per share. We believe these metrics underscore our success in 2021.”

Mr. Sloane continued, “We believe that our level of SBA 7(a) loan fundings of $163.9 million in the third quarter of 2021, compared to $13.0 million and $114.3 million of SBA 7(a) loan fundings, in the third quarters of 2020 and 2019, respectively, demonstrates that one of our core lending products and programs has strong momentum going forward. The 43.4% increase in SBA 7(a) loan fundings in the third quarter of 2021, compared to the third quarter of 2019, demonstrates our efforts to rebuild our SBA 7(a) loan pipeline from 2020 levels, which were materially impacted by the pandemic and resulting national shutdowns. In addition, we are comfortable with the upper portion of our previously forecasted range for 2021 SBA 7(a) loan fundings and have increased the lower band, and currently expect to fund between $560 million and $600 million of SBA 7(a) loans in 2021. In addition, NBL is forecasting a record amount of SBA 504 fundings and/or closings of between $125 and $150 million in 2021. For the nine months ended September 30, 2021, NBL has closed $100.1 million of SBA 504 loans, compared to $21.8 million and $26.3 million of SBA 504 loans during the same periods in 2020 and 2019, respectively. Our non-conforming conventional loan program has experienced a slow start, however we remain confident in the joint venture business model of originating non-conforming commercial loans and issuing securitized financing as part of our business plan. The Company will address its options to refinance more expensive debt and lower our cost of capital.during tomorrow's conference call.”

Mr. Sloane concluded, “Our portfolio companies in payment processing and technology solutions continue to track well, delivering non-credit related reoccurring income streams. We forecast that our payment processing and technology solutions portfolio companies will generate previously forecasted 2021 EBITDA. We look forward to a more detailed discussion of our financial results and expectations during our third quarter 2021 earnings conference call scheduled for tomorrow morning at 8:30 am EST.”

Third Quarter 2021 Conference Call and Webcast

A conference call to discuss third quarter 2021 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Tuesday, November 9, 2021 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at
http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt, plus or minus an adjustment for gains or losses on derivative transactions.

Exhibit 99.1
We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our GAAP income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from ANII until the related asset is sold and/or the hedge position is “closed,” whereupon they would then be included in ANII in that period. These are reflected as “Adjustment for realized gain/(loss) on derivatives” for purposes of computing ANII for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Note Regarding PPP Income
The Company's financial results for 2020 and the nine months ended September 30, 2021, includes income generated from NSBF's origination of loans under the Paycheck Protection Program (PPP), which ended during the third quarter of 2021, and should not be viewed as recurring.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Exhibit 99.1
Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $416,652 and $420,400, respectively; includes $276,186 and $312,649, respectively, related to securitization trusts)	$406,581	$407,748
SBA guaranteed non-affiliate investments (cost of $32,646 and $16,964, respectively)	36,041	17,822
Controlled investments (cost of $160,495 and $138,891, respectively)	262,916	239,171
Non-control investments (cost of $6,400 and $6,447, respectively)	6,921	6,447
Total investments at fair value	712,459	671,188
Cash	20,193	2,073
Restricted cash	182,913	49,352
Broker receivable	60,950	52,730
Due from related parties	5,768	6,112
Servicing assets, at fair value	28,899	26,061
Right of use assets	7,611	6,933
Derivative instruments	304	—
Other assets	24,210	26,530
Total assets	$1,043,307	$840,979

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$114,986	$86,339
Notes due 2023 (par: $0 and $57,500 as of September 30, 2021 and December 31, 2020)	—	56,505
Notes due 2024 (par: $78,250 and $63,250 as of September 30, 2021 and December 31, 2020)	76,993	61,774
Notes due 2025 (par: $15,000 and $5,000 as of September 30, 2021 and December 31, 2020)	14,516	4,735
Notes due 2026 (par: $115,000 and $0 as of September 30, 2021 and December 31, 2020)	111,948	—
Notes payable - Securitization trusts (par: $177,602 and $221,752 as of September 30, 2021 and December 31, 2020)	174,876	218,339
Notes payable - related parties	—	24,090
Due to related parties	4,242	2,133
Lease liabilities	9,410	8,697
Deferred tax liabilities	13,526	11,406
Due to participants	146,637	17,885
Accounts payable, accrued expenses and other liabilities	10,152	9,723
Total liabilities	677,286	501,626

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 22,559 and 21,970 issued and outstanding, respectively)	451	439
Additional paid-in capital	326,354	316,629
Accumulated undistributed earnings	39,215	22,285
Total net assets	366,020	339,353
Total liabilities and net assets	$1,043,306	$840,979
Net asset value per common share	$16.23	$15.45

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Investment income
From non-affiliate investments:
Interest income - PPP loans	$269	$3,085	$49,989	$37,742
Interest income - SBA 7(a) loans	7,131	5,871	19,328	19,382
Servicing income	2,819	2,875	8,346	8,367
Other income	1,446	240	3,829	1,449
Total investment income from non-affiliate investments	11,665	12,071	81,492	66,940
From non-control investments:
Interest income	126	107	374	107
Dividend income	23	31	70	71
Total investment income from non-control investments	149	138	444	178
From controlled investments:
Interest income	594	486	1,703	1,423
Dividend income	—	2,234	51	8,884
Total investment income from controlled investments	594	2,720	1,754	10,307
Total investment income	12,408	14,929	83,690	77,425
Expenses:
Salaries and benefits	2,351	3,669	12,727	10,856
Interest	5,177	3,939	15,217	13,727
Depreciation and amortization	72	93	236	312
Professional fees	1,418	651	3,465	2,822
Origination and loan processing	4,586	1,120	10,555	5,666
Origination and loan processing - related party	3,177	2,705	10,830	8,438
Change in fair value of contingent consideration liabilities	—	—	—	54
Loss on extinguishment of debt	—	—	955	—
Other general and administrative costs	2,322	1,082	5,663	4,415
Total expenses	19,103	13,259	59,648	46,290
Net investment income (loss)	(6,695)	1,670	24,042	31,135
Net realized and unrealized gains (losses):
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	19,272	(722)	38,079	2,577
Net realized gain (loss) on derivative transactions	(268)	—	(268)	—
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	123	(111)	2,533	(494)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	998	132	2,583	(6,012)
Net unrealized appreciation (depreciation) on controlled investments	7,305	(285)	1,760	(11,156)
Change in deferred taxes	(2,843)	70	(2,120)	3,010
Net unrealized appreciation (depreciation) on non-control investments	(3)	—	521	—
Net unrealized appreciation on derivative transactions	341	—	304	—
Net unrealized depreciation on servicing assets	(1,616)	(1,207)	(3,322)	(1,299)

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Net realized and unrealized gains (losses)	$23,309	$(2,123)	$40,070	$(13,374)
Net increase (decrease) in net assets resulting from operations	$16,614	$(453)	$64,112	$17,761
Net increase (decrease) in net assets resulting from operations per share	$0.74	$(0.02)	$2.85	$0.85
Net investment income (loss) per share	$(0.30)	$0.08	$1.07	$1.49
Dividends and distributions declared per common share	$0.90	$0.58	$2.10	$1.58
Weighted average number of shares outstanding	22,541	21,192	22,468	20,942

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	September 30, 2021	Per share	September 30, 2020	Per share
Net investment income (loss)	$(6,695)	(0.30)	$1,670	0.08
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	19,272	0.85	(722)	(0.03)
Adjustment for realized gain/(loss) on derivatives (1)	(7)	0.00	—	—
Adjusted Net investment income	$12,570	$0.56	$948	$0.04

	Nine months ended		Nine months ended
(in thousands, except per share amounts)	September 30, 2021	Per share	September 30, 2020	Per share
Net investment income (loss)	$24,042	$1.07	$31,135	$1.49
Net realized gain on non-affiliate investments - SBA 7(a) loans	38,079	1.69	2,577	0.12
Adjustment for realized gain/(loss) on derivatives (1)	(7)	0.00	—	—
Change in fair value of contingent consideration liabilities	—	—	54	0.00
Loss on debt extinguishment	955	0.04	—	—
Adjusted Net investment income	$63,069	$2.81	$33,766	$1.61
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding tables:

	Three months ended		Three months ended
(in thousands, except per share amounts)	September 30, 2021	Per share	September 30, 2020	Per share
Net realized gain/(loss) on derivatives	$(268)	$(0.01)	$—	$—
Hedging realized result on open hedging positions	261	0.01	—	—
Adjustment for realized gain/(loss) on derivatives	$(7)	$0.00	$—	$—

	Nine months ended		Nine months ended
(in thousands, except per share amounts)	September 30, 2021	Per share	September 30, 2020	Per share
Net realized gain/(loss) on derivatives	$(268)	$(0.01)	$—	$—
Hedging realized result on open hedging positions	261	0.01	—	—
Adjustment for realized gain/(loss) on derivatives	$(7)	$0.00	$—	$—

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT SEPTEMBER 30, 2021

(in thousands):
Actual Debt-to-Equity Ratio at September 30, 2021
Total senior debt	$500,838
Total equity	$366,020
Debt-to-equity ratio - actual	1.37x

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT SEPTEMBER 30, 2021

(in thousands):
Broker receivable, including premium income receivable	$60,950
Less: realized gain on sale included in broker receivable	(6,836)
Broker receivable	54,114

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$48,703

Proforma debt adjustments at September 30, 2021:
Total senior debt	$500,838
Proforma adjustment for broker receivable	(48,703)
Total proforma debt	$452,135

Proforma Debt-to-Equity ratio at September 30, 2021:
Total proforma debt	$452,135
Total equity	$366,020
Debt-to-equity ratio - proforma	1.24x